     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 2001


                                   AMENDMENT NO. 1 TO REGISTRATION NO. 333-57456

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                               AMENDMENT NO. 1 TO

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       REMINGTON OIL AND GAS CORPORATION
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                           75-2369148
          (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                          Identification Number)

                          8201 PRESTON ROAD, SUITE 600
                            DALLAS, TEXAS 75225-6211
                                 (214) 210-2650
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 JAMES A. WATT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       REMINGTON OIL AND GAS CORPORATION
                          8201 PRESTON ROAD, SUITE 600
                            DALLAS, TEXAS 75225-6211
                                 (214) 210-2650
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

               W. JEFFERSON BURNETT                                 PATRICK C. SARGENT
                  General Counsel                                        PAUL SEVE
         Remington Oil and Gas Corporation                        Andrews & Kurth, L.L.P.
           8201 Preston Road, Suite 600                        1717 Main Street, Suite 3700
             Dallas, Texas 75225-6211                               Dallas, Texas 75201

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of this registration process, subject to market conditions and other factors.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to purchase these securities in any state where such offer or sale is not permitted.


                     SUBJECT TO COMPLETION, MARCH 30, 2001


PROSPECTUS

                       REMINGTON OIL AND GAS CORPORATION

                                  $110,000,000

                                  COMMON STOCK

     Remington Oil and Gas Corporation from time to time may offer and sell shares of its common stock, par value $0.01 per share. In addition, we currently have convertible debt in the principal amount of $5,880,000 outstanding. These
8 1/4% Convertible Subordinated Notes due December 2002, are convertible into our common stock at $11.00 of principal amount of notes per share of common stock. Therefore, 535,000 shares of the common stock covered by this prospectus and any applicable prospectus supplement are reserved for such conversion, if any. In the event any of the holders of the shares converted from the notes sell these shares as selling security holders under this prospectus and any applicable prospectus supplement, Remington would not receive any proceeds from the sale of such shares. This prospectus also covers and any applicable prospectus supplement will cover an additional 200,000 shares of our common stock issuable upon the exercise of certain warrants granted S-Sixteen Limited Partnership. We granted the warrants in connection with the merger of S-Sixteen Holding Company into Remington in December of 1998. We will receive the proceeds from the exercise of the warrants but will not receive any proceeds from any sale by S-Sixteen of the shares acquired by means of the exercise of the warrants.

     We will offer shares of common stock for our own account in amounts and at prices to be determined by market conditions at the time of our offering.

     We will provide the specific terms of any offering of the common stock in supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

     Our common stock is listed on the Nasdaq National Market under the trading symbol "ROIL" and on the Pacific Exchange under the trading symbol "REM.P." Any common stock sold pursuant to a prospectus supplement will be listed on these exchanges subject to official notice of issuance. On March 21, 2001 the last reported sales price for our common stock was $14.25.

     BEFORE YOU INVEST, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, INCLUDING THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER THE SAME HEADING IN ANY PROSPECTUS SUPPLEMENT AS WELL AS ANY INFORMATION UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION ABOUT REMINGTON."

     We may sell these securities to or through underwriters, to other purchasers, and/or agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated           , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    1
WHERE YOU CAN FIND MORE INFORMATION ABOUT REMINGTON.........    1
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING
  STATEMENTS................................................    2
OUR COMPANY.................................................    3
RISK FACTORS................................................    5
USE OF PROCEEDS.............................................   10
DESCRIPTION OF CAPITAL STOCK................................   10
SELLING SECURITY HOLDERS....................................   13
HOLDERS OF 8 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002...   14
HOLDER OF WARRANTS..........................................   14
PLAN OF DISTRIBUTION........................................   14
LEGAL MATTERS...............................................   15
EXPERTS.....................................................   16
RESERVE ENGINEERS...........................................   16

                                       (ii)

                             ABOUT THIS PROSPECTUS

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

     In this prospectus, the terms "Remington," "Company," "we," "us" and "our" generally mean Remington Oil and Gas Corporation, a Delaware corporation, and its consolidated subsidiaries.

     We may sell the common stock from time to time, in one or more offerings. In this prospectus, we sometimes refer to the common stock to be offered as the "securities."

     This prospectus is part of a registration statement that Remington filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, we and the selling security holders may sell a presently undetermined number of shares of common stock described in this prospectus in one or more offerings up to a total of $110,000,000. The selling security holders may sell up to 735,000 shares of common stock.

     This prospectus provides you with a general description of the common stock we or the selling security holders may offer. Each time we or the selling security holders offer to sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, the applicable prospectus supplement and the additional information described below under the heading "Where You Can Find More Information about Remington."

              WHERE YOU CAN FIND MORE INFORMATION ABOUT REMINGTON

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at:

     - 450 Fifth Street, N.W.
       Washington, D.C. 20549;

     - 7 World Trade Center
       New York, New York 10048; and

     - Citicorp Center
       500 West Madison Street
       Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     We have been listed on the Nasdaq National Market and The Pacific Exchange since 1992. Accordingly, you may inspect the information we file with the SEC at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. and at The Pacific Exchange, 301 Pine Street, San Francisco, California.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file with the SEC after the date of this prospectus, and prior to the termination of the offering of the common stock covered by this prospectus will automatically update and supersede this information. We incorporate by reference the documents filed by us listed below:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000;
       and

     - Description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on December 16, 1998.

     These documents are available from the SEC's web site and public reference rooms described above. You may also request a copy of these filings, excluding exhibits, at no cost by writing or calling our corporate secretary, at our principal executive office as follows:

                       Remington Oil and Gas Corporation
                          8201 Preston Road, Suite 600
                            Dallas, Texas 75225-6211
                                 (214) 210-2650


     In addition, we incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, including filings after the date of the initial registration statement and prior to the effectiveness of the registration statement.


     You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of the securities covered by this prospectus in any state that the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements generally will be accompanied by words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "possible," "potential," "predict," "project," or other similar words that convey an uncertainty about future events or outcomes. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any and all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties. Our plans for capital and exploratory spending and for cost and expense reduction may change if business conditions, such as energy prices and world economic conditions, change. Other factors that may have a direct bearing on our results of operations and financial condition are:

     - Competitive practices in our industry;

     - Volatility of oil and gas prices;

     - Operational and systems risks;

     - Environmental liabilities that are not covered by indemnity or insurance;

     - General economic and capital market conditions, including fluctuations in interest rates;

     - The impact of current and future laws and governmental regulations, including environmental regulations, affecting the energy industry in general and Remington in particular;

     - The result and timing of any court rulings in our litigation with Phillips Petroleum Company;

     - The uncertainty of estimates of oil and gas reserves;

     - Our ability to discover or otherwise acquire additional reserves;

     - The cost of goods and services we use to explore for, develop, and produce our reserves;

     - Difficulties encountered during the exploration for and development and production of oil and gas;

     - Difficulties encountered in delivering oil and gas to commercial markets; and

     - The uncertainty of our ability to raise capital.

                                  OUR COMPANY

     We are an independent oil and gas exploration and production company incorporated in Delaware. Our oil and gas properties are located in the Gulf of Mexico Shelf, and onshore Gulf Coast. We treat these areas as one line of business.

     We began as OKC Limited Partnership in 1981. In 1992, we converted to a corporation named Box Energy Corporation. We changed our name to Remington Oil and Gas Corporation in 1997. In December 1998, we restructured our two classes of common stock into a single class of voting common stock.

     Our long-term strategy is to increase our oil and gas reserves and production while keeping our finding and development costs and production costs competitive with or better than industry peers. The following table reflects our results during the last three years.

                                                       % INCREASE              % INCREASE
                                              2000     (DECREASE)     1999     (DECREASE)    1998
                                            --------   ----------   --------   ----------   -------
Production:
  Oil MBbls...............................     1,221        3%         1,183       (5)%       1,245
  Gas MMcf................................    12,934       30%         9,939       56%        6,383
                                            --------                --------                -------
Total MMcfe(1)............................    20,260       19%        17,037       23%       13,853
                                            ========                ========                =======
Proved reserves (as of December 31):
  Oil MBbls...............................    10,370       44%         7,177       30%        5,519
  Gas MMcf................................    88,650       35%        65,508       24%       52,709
                                            --------                --------                -------
Total MMcfe(1)............................   150,870       39%       108,570       27%       85,823
                                            ========                ========                =======
Production costs per Mcfe(2)..............  $   0.43        0%      $   0.43      (30)%     $  0.61
Finding and development costs per
  Mcfe(3).................................  $   0.97       41%      $   0.69      (43)%     $  1.21

---------------

(1) Barrels of oil are converted to Mcf equivalents at the ratio of 1 barrel of oil equals 6 Mcf of gas.

(2) Production costs include operating and transportation expense.

(3) Finding and development costs include acquisition, development and exploration costs (including exploration costs such as seismic acquisition costs).

     Our three-year (1998-2000) finding and development costs were $0.95 per Mcfe, significantly lower than those of most of our Gulf Coast peers. Our production expenses are competitive with our Gulf Coast peers. We utilize an extensive 3-D seismic database covering over 2,700 offshore Gulf of Mexico blocks to define potential oil and gas deposits located below the earth's surface. Our extensive 3-D seismic database allows us to internally generate the majority of our drilling locations. We then secure the oil and gas mineral rights to the location(s) and drill exploratory wells to evaluate the presence or absence of commercial quantities of hydrocarbons. Because most of our operations are located in the offshore Gulf of Mexico, significant capital expenditures are necessary for the development of newly discovered oil and gas deposits. We typically retain the control of our operations on our internally generated drilling locations and development projects to more effectively control the timing of the operations and the associated capital expenditures.

     We have been involved in litigation with Phillips Petroleum Company over a 1977 farmout of South Pass 89 offshore Louisiana and the associated 33% net profits interest. In the past South Pass 89 was our major property, but as of year-end 2000, it accounted for only 5.3% of our oil and gas reserves. Phillips has claimed that we should have allocated the full $69.6 million received in 1990 from Texas Eastern Transmission Co., or TETCO, in settlement of litigation between TETCO and us, to the net profits account. Further, Phillips claims that we have overcharged for the transportation of oil and that we have not credited Phillips with overriding royalty payments in months in which no net profits were achieved. This matter went to trial in 1997. The trial court determined we owed Phillips a total of $18.0 million based on findings adverse to us on the TETCO and overriding royalty issues. The trial court found in our favor on the transportation issue. Including statutory interest to December 31, 2000, the total amount owed Phillips as a result of the trial court judgment is $19.7 million. We have reflected this total as a non-current liability in our various financial statements. In addition, we have posted a suspensive appeal bond in the amount of $18.0 million, and we have placed cash collateral of $9.0 million with the surety. On December 15, 2000, the Louisiana Fourth Court of Appeal affirmed the trial court's judgment with only minor changes. Phillips continues to appeal, this time to the Louisiana Supreme Court. This ongoing litigation has caused commercial bankers to be reluctant to grant us loans commensurate with a typically calculated borrowing base. Therefore, we have been limited primarily to utilizing our cash flow from operations to fund our capital programs. We continue to vigorously defend against Phillips' claims.

     Our litigation with Phillips is discussed later in this prospectus in "Risk Factors" under the heading "The Phillips litigation affects our ability to obtain capital" as well as in the documents incorporated by reference into this prospectus and/or any prospectus supplement.

     The foregoing information about Remington and its business is only a general summary and is not intended to be comprehensive. For additional information about Remington and its business, you should refer to the information described under the caption "Where You Can Find More Information about Remington" located on page 1 of this prospectus.

                                  RISK FACTORS

     In addition to the information contained in this prospectus, in the prospectus supplements, and in the documents incorporated by reference into this prospectus, you should carefully consider the following information before making an investment decision. The actual occurrence of one or more of the following risk factors could materially and adversely affect our financial condition and our results of operations. Additional risks and uncertainties not presently known to us may also impair our business operations.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results may differ from those anticipated in these forward-looking statements as a result of both the risks described below and factors described elsewhere in this prospectus. You should read the section above entitled "Cautionary Statements Regarding Forward-Looking Statements" for a discussion of these matters.

OIL AND GAS PRICES ARE VOLATILE, AND LOW PRICES HAVE HAD IN THE PAST AND COULD HAVE IN THE FUTURE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our financial condition and results of operations depend on the prices we receive for the oil and gas we produce. The market prices for oil and gas are subject to fluctuation in response to events beyond our control, such as:

     - supply of and demand for oil and gas,

     - market uncertainty,

     - worldwide political and economic instability, and

     - government regulations.

     Oil and gas prices have historically been volatile, and such volatility is likely to continue. Our ability to estimate the value of producing properties for acquisition and to budget and project the financial return of exploration and development projects is made more difficult by this volatility. While we attempt to plan our operations using a common sense view of oil and gas prices, a dramatic decline in such prices could have a substantial and material effect on our:

     - revenues,

     - financial condition,

     - results of operations,

     - ability to economically increase reserves and production, and

     - access to capital.

     A resulting significant decline in our cash flow from operations could cause us to fail to meet our operational obligations requiring us to modify our capital expenditure program which could then affect our level of production and our ability to find and develop reserves. Moreover, such a decline could affect the measure of the discounted future net cash flow from reserves, which could then affect our borrowing base and may increase the likelihood that we will incur impairment charges on our oil and gas properties for financial accounting purposes.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ECONOMICALLY INCREASE OUR RESERVES AND PRODUCTION. OUR GULF OF MEXICO PROPERTIES HAVE RELATIVELY SHORT PRODUCTION LIVES AND REQUIRE SIGNIFICANT CAPITAL EXPENDITURES TO MAINTAIN PRODUCTION. THUS, IT IS MORE DIFFICULT FOR US TO REPLACE OUR RESERVES AND PRODUCTION THAN FOR COMPANIES WHOSE RESERVES HAVE LONGER PRODUCTION LIVES.

     Our future success will depend on our ability to find, develop or acquire additional economically recoverable oil and gas reserves and convert these reserves to production. Because our proved reserves will normally decline as they are produced, we must maintain successful exploration and development activities in order to replace reserves depleted through production. We cannot assure the investing public that we will be successful in replacing our reserves in an economically viable manner.

OUR FORWARD SALES DECISIONS REGARDING SOME OF OUR PRODUCTION MAY REDUCE OUR POTENTIAL GAINS FROM INCREASES IN OIL AND GAS PRICES. WE MAY ENGAGE IN OTHER HEDGING ACTIVITIES THAT ARE NOT PROFITABLE.

     We cannot predict future oil and gas prices with certainty. To manage our exposure to the risks inherent in such a volatile market, from time to time, we have sold forward for future physical delivery an amount, not more than half, of our future production. This means that a portion of our production is sold at a fixed price as a shield against dramatic price declines that could occur in the market. We may from time to time engage in other hedging activities that limit our upside potential from price increases. These sales activities may limit our benefit if dramatic price increases occur.

OUR ACTUAL DRILLING RESULTS MAY DIFFER FROM OUR ESTIMATES OF PROVED RESERVES. WE MAY EXPERIENCE PRODUCTION THAT IS LESS THAN THAT ESTIMATED IN OUR RESERVE REPORTS AND DRILLING AND PRODUCTION COSTS THAT ARE GREATER THAN THOSE ESTIMATED IN OUR RESERVE REPORTS.

     Our estimates of the quantities of proved reserves and our projections of both future production rates and the timing of development expenditures are uncertain. You should not construe these reserve estimates as the current market value of our oil and gas reserves. Any downward revisions of these estimates could adversely affect our financial condition and borrowing base under the credit facility described under the following risk factor.

     Netherland, Sewell, & Associates, Inc. and Miller and Lents, Ltd., our independent reservoir engineers, estimate our reserves. The accuracy of these reserve estimates depends in large part on the quality of available data and on the engineering and geological interpretation by these reservoir engineers. Because they are estimates, they are subject to revision based on the results of actual drilling, testing, and production and will often differ from the quantities of oil and gas we ultimately recover.

     Further, the estimate of our future net cash flow contained in our reserve report depends upon numerous assumptions including the quantity of recoverable reserves, the cost of producing those reserves, and the price received for the production. To the extent these assumptions prove inaccurate, material changes to our estimates of our future net cash flow and our reserves could result.

OUR LIMITED BORROWING BASE UNDER OUR BANK LOAN MAY AFFECT OUR ABILITY TO REPLACE OUR RESERVES AND INCREASE OUR PRODUCTION.

     We have a $50.0 million credit facility with a bank. The current borrowing base of $35.0 million may increase or decrease semi-annually relative to a redetermined estimate of proved oil and gas reserves. As of March 22, 2001, there are $27.4 million borrowed and outstanding under the credit facility. While the value of our properties that serve as collateral for the credit facility far exceeds the current borrowing base, the litigation with Phillips has made it impossible to obtain a significant increase in the borrowing base or the facility itself, whether through the current individual institution or a syndication with one or more other institutions.

     Because we have been unable to obtain a significant increase in the borrowing base, the sources of funds for our capital expenditures are limited mainly to our cash flow from operations. This limitation could reduce or even prevent our participation in certain exploration and development operations concerning properties in which we hold an interest, and it could impair our ability to acquire additional properties. These constraints in our participation and acquisition functions potentially threaten our ability to increase our reserves and production, which could materially affect our cash flow and results of operations.

THE PHILLIPS LITIGATION AFFECTS OUR ABILITY TO OBTAIN CAPITAL.

     Our litigation with Phillips Petroleum Company is a material contingency. In 1998, the trial court entered a judgment against us in the amount of $18.0 million. We recorded an $18.0 million charge to income in the third quarter of 1998 and continue to accrue interest on this liability each quarter. The present total liability is $19.7 million. In January 2000, the Court of Appeal issued a decision that would result in a judgment against us of approximately $56.3 million over and above the judgment of the trial court. In December 2000, the Court of Appeal unanimously vacated its earlier decision and reinstated the trial court's judgment. We have posted a suspensive appeal bond in the amount of $18.0 million, and we have placed cash collateral of $9.0 million with the surety. As discussed above in "Our limited borrowing base under our bank loan may affect our ability to replace our reserves and increase our production," the unresolved nature of the Phillips litigation has made it very difficult to significantly expand the borrowing base on our credit facility. Thus, our ability to acquire and develop new properties with funds in excess of our cash flow from operations is limited until a resolution of the litigation is reached. Currently, this litigation is being appealed by Phillips to the Louisiana Supreme Court. No decision on whether the Supreme Court will hear the case has been made, and the timing of such a decision cannot be determined.

WE ARE DEPENDENT ON OTHER OPERATORS WHO INFLUENCE OUR PRODUCTIVITY.

     Until recently we did not operate any of our properties. Currently, we operate almost half of the offshore properties in which we hold interests. Even on properties we do not operate we try to maintain significant influence over the nature and timing of exploration and development activities to the extent that the joint operating agreements so provide. However, we have limited influence over operations on some of our oil and gas properties, including limited control over the maintenance of both safety and environmental standards. The operators of those properties may, depending on the terms of the applicable joint operating agreement:

     - refuse to initiate exploration or development projects,

     - initiate exploration or development projects on a slower or faster schedule than we prefer, or

     - drill more wells or build more facilities on a project than we can afford, whether on a cash basis or through adequate financing, which may limit our participation in those projects or limit the percentage of our revenues from those projects.

     The occurrence of any of the foregoing events could have a material adverse effect on our anticipated exploration and development activities.

ADVERSE CHANGES IN THE FINANCIAL CONDITION OF OUR JOINT INTEREST PARTNERS DUE TO PRICE DECLINES, INDUSTRY CONDITIONS, OR EVENTS SPECIFIC TO A PARTNER MAY AFFECT OUR ABILITY TO CARRY OUT OUR PROGRAM.

     Some of our working interest owners may experience liquidity and cash flow problems caused by, among other things, a decline in oil and gas prices. These problems may lead to their attempting to delay the pace of drilling or development in order to conserve cash. Any such delay may be detrimental to our projects and the planned timing for the development of our oil and gas reserves.

THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE AND THIS COMPETITION INCLUDES SOME OF THE LARGEST ENERGY FIRMS IN THE WORLD WHO CAN DEVOTE GREATER RESOURCES TO PROJECTS THAN WE CAN.

     The oil and gas industry is highly competitive. Our quest to discover additional oil and gas reserves and acquire additional properties occurs in competition with some the largest oil and gas companies in the world. These companies may be able to devote significantly greater financial resources to exploration and production projects and to federal lease sales than we can. Moreover, if these companies operate projects in which we are joint interest owners, they may propose exploration and development programs in which we may not be able to participate due to financial constraints. This could cause us to lose our interest, at least for a time, in a particular lease or project. In addition, we compete with these companies in the hiring and retention of talented technical employees.

GOVERNMENT REGULATION MAY AFFECT OUR ABILITY TO CONDUCT OPERATIONS.

     Numerous state and federal laws and regulations affect our operations. These laws and regulations govern safety, exploration, development, taxation and environmental matters that are related to the oil and gas industry. To conserve oil and gas supplies as well as to lessen perceived environmental problems, regulatory agencies may limit the regions authorized for oil and gas exploration and development, impose price controls and tax burdens, and limit production from certain areas of exploration and development. Certain laws and regulations require drilling permits and other operational approvals, govern the spacing of wells and the prevention of waste, and limit the total number of wells drilled or the total allowable production from successful wells. Other laws and regulations govern the handling, storage, transportation and disposal of oil and natural gas and any byproducts produced in oil and gas operations. These regulations could adversely affect our operations and our revenues.

     Laws and regulations that affect us may change from time to time in response to economic or political conditions. Thus, we must also consider the impact of future laws and regulations that may become effective in the jurisdictions in which we operate. We anticipate that future laws and regulations related to the oil and gas industry will become increasingly stringent and cause us to incur substantial compliance costs.

THE NATURE OF OUR BUSINESS EXPOSES US TO ENVIRONMENTAL LIABILITIES.

     Our operations create the risk of environmental liabilities. We may incur liability to governments or to third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water. We could potentially discharge oil or gas into the environment in any of the following ways:

     - from a well or drilling equipment at a drill site,

     - from a leak in storage tanks, pipelines or other gathering and transportation facilities,

     - from damage to oil and gas wells resulting from accidents during otherwise normal operations, or

     - from blowouts, cratering or explosions.

     Environmental discharges may move through the soil to water supplies or to adjoining properties, giving rise to additional liabilities. Some laws and regulations could impose liability for failure to obtain the proper permits for, to control the use of, or to notify the proper authorities of a hazardous discharge. Such liability could have a material adverse effect on our financial condition and our results of operations and could possibly cause our operations to be suspended.

     We may also be liable for any environmental hazards created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. Such liability would affect the cost of our acquisition of these properties. In connection with any of these environmental violations, we may also be charged with remedial costs.

     Although we do not believe that our environmental risks are materially different from those of our peers in the oil and gas industry, the environmental laws could result in decreased production, substantially increased costs of our operations, or other effects adverse to our operations or financial condition.

OUR BUSINESS EXPOSES US TO CASUALTY RISKS ABOVE OUR INSURANCE COVERAGE.

     Our offshore and onshore operations are subject to inherent casualty risks such as fires, blowouts, cratering and explosions. Other risks include pollution, the uncontrollable discharge of oil, gas, brine or well fluids, and hazards of marine and helicopter operations such as capsizing, collision, and adverse weather and sea conditions. These risks may result in injury or loss of life, suspension of operations, environmental damage or property and equipment damage, all of which could cause us to experience substantial losses.

     Our drilling operations involve risks from high pressures in the wells and from mechanical difficulties such as stuck pipe, collapsed casing and separated cable. Our offshore properties involve higher exploration and drilling risks such as the cost of constructing exploration and production platforms and pipeline interconnections as well as weather delays and other risks.

     We maintain insurance coverage against some, but not all, potential losses. This insurance coverage includes, among other things, comprehensive general liability, business interruption and limited coverage for sudden environmental damage. We do not believe that insurance to cover environmental damage that occurs over time or insurance to fully cover sudden environmental damage is available at a reasonable cost. Accordingly, we may be subject to liability or may lose substantial portions of our properties in the event of environmental damage. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our results of operations and financial condition.

WE UNDERTAKE SIGNIFICANT OPERATIONAL RISKS CONNECTED WITH OUR BUSINESS.

     Our drilling activities involve risks, such as drilling non-productive wells or dry holes, which are beyond our control. Often, the cost of drilling and operating wells and of installing production facilities is uncertain. Cost overruns are common risks that sometimes make a project uneconomical. The decision to purchase and exploit a prospect property depends on the evaluations of our operations staff. We may also decide to reduce or cease our drilling operations due to title problems, weather conditions, noncompliance with governmental requirements or shortages and delays in the delivery or availability of equipment or fabrication yards.

     Another risk of our operations is the difficulty in marketing of our oil and gas production. The proximity of our reserves to pipelines and the available capacity of pipelines and other transportation, processing and refining facilities also affect the marketing efforts. Even if we discover hydrocarbons in commercial quantities, a substantial period of time may elapse before we begin commercial production. If pipeline facilities in an area are insufficient, we may have to arrange for, and possibly bear the cost of, the construction or expansion of pipeline capacity before our production from that area can be marketed. Furthermore, if any of the major facilities into which we deliver our product become non-operational for any reason, our sales will be adversely affected.

WE DEPEND UPON KEY PERSONNEL TO DEVELOP AND EXECUTE OUR BUSINESS PLAN.

     The loss of any key officers or other key personnel could have a material adverse affect on our operations. We depend on the efforts and skills of our key officers, including James A. Watt, President and Chief Executive Officer and Robert P. Murphy, Chief Operating Officer. We do not maintain key man insurance. As we continue to grow our asset base with a like increase in production, our future profitability will depend in part on our ability to attract and retain qualified personnel.

OUR RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS WHICH PROHIBIT STOCKHOLDER ACTION BY WRITTEN CONSENT AND LIMIT THE ABILITY OF STOCKHOLDERS TO CALL SPECIAL STOCKHOLDERS MEETINGS. THESE RESTRICTIONS HAVE THE EFFECT OF MAKING IT MORE DIFFICULT FOR STOCKHOLDERS TO ACT OUTSIDE OF AN ANNUAL MEETING OR A SPECIAL MEETING CALLED BY THE COMPANY.


     When we reclassified our two classes of stock into a single voting class in 1998, with the approval of the stockholders we also amended and restated our Certificate of Incorporation and amended certain Bylaws. Pursuant to these amendments, the stockholders cannot take action by written consent, and special stockholders meetings may be called only by the Chairman of the Board, the Company's president or a majority of the Board of Directors. Further, the amendments provide that these particular provisions in the Restated Certificate of Incorporation can be amended only by the affirmative vote of 66 2/3% of the stockholders, and the Bylaws can be amended only by the affirmative vote of 66 2/3% of the total number of authorized directors (regardless of any vacancies in the Board of Directors) or the affirmative vote of 66 2/3% of the stockholders. These restrictions limit the ability of stockholders to take action outside of the

Company's annual meeting and limit their ability to call special meetings. As a result, contests by stockholders to remove the Board or to take other action are made more difficult.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of our common stock for our own account for general corporate purposes, which may include, among other things:

     - the repayment of outstanding indebtedness;

     - working capital;

     - capital expenditures; and

     - acquisitions.

     The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

     We will not receive any proceeds as a result of the sale by the selling security holders of the shares registered on their behalf and covered by this prospectus and any applicable prospectus supplement. We will receive payment from S-Sixteen Limited Partnership in the event of the exercise of the warrants, although we will not receive the proceeds of any sale of the common stock received by S-Sixteen as a result of exercising the warrants.

                          DESCRIPTION OF CAPITAL STOCK

     Our capital stock consists of common stock and preferred stock. This prospectus only pertains to our common stock. The discussion of preferred stock is included in this prospectus only for informational purposes. As of the date of this prospectus, we have not issued any preferred stock. The following description of our common stock, together with the additional information included in any applicable prospectus supplements relating to our common stock, summarizes the material terms of our common stock. These summaries are not complete and are not intended to give full effect to provisions of statutory or common law. For the complete terms of our common stock and our preferred stock, please refer to the following documents:

     - the Restated Certificate of Incorporation, which is incorporated by reference to Exhibit 3.2.1 to our Form 10-K dated March 16, 2001; and

     - the Bylaws, as amended, which are incorporated by reference to Exhibit
       3.3 to our Form 10-K, dated March 16, 2001.

     The General Corporation Law of the State of Delaware may also affect the terms of our capital stock.

     Under our Restated Certificate of Incorporation, as of the date of this prospectus our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share.

COMMON STOCK

     As of March 12, 2001, we had 21,633,006 shares of common stock issued and outstanding. Also as of March 12, 2001, subject to our stock price, vesting periods and other events, additional shares of common stock were issuable as follows:

     - up to 2,682,102 shares, issuable under our stock option plan;

     - 662,592 shares, issuable in accordance with stock grants to employees and directors;

     - up to 148,025 shares, issuable under our non-employee director stock purchase plan;

     - 534,545 shares, issuable upon conversion of our 8 1/4% Convertible Subordinated Notes due December 1, 2002; and

     - 200,000 shares, issuable upon exercise of warrants discussed below.

     All outstanding shares of common stock are, and any shares of common stock sold pursuant to this prospectus will be, duly authorized, validly issued, fully paid and nonassessable.

  Voting

     For all matters submitted for a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, persons who hold more than 50% of the outstanding common stock entitled to elect members of the Board of Directors can elect all of the directors who are nominated for election in a particular year. If we issue preferred stock in the future, the voting rights of holders of common stock may become subject to the voting rights of holders of the preferred stock.

  Dividends

     If our Board of Directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right may become subject to any preferential rights we may grant to holders of preferred stock that we may issue in the future. Since our incorporation in 1991, we have not paid a dividend. Our current credit agreement prohibits our paying dividends.

  Liquidation

     If the corporation is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to persons who hold the preferred stock we may issue.

  Other Rights and Restrictions

     Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our Restated Certificate of Incorporation and Bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

     Delaware law provides that, if we make a distribution to our stockholders, other than a distribution of our capital stock, either when we are insolvent or when we would be rendered insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent, as the case may be.

  Listing

     Our common stock is listed on the Nasdaq National Market under the symbol "ROIL" and The Pacific Exchange under the symbol "REM.P."

  Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

  Delaware Anti-takeover Statute

     We are a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an "interested stockholder" (generally a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

     - before that person became a 15% stockholder, our Board of Directors approved the transaction in which the person became a 15% stockholder or approved the business combination;

     - upon completion of the transaction that resulted in the stockholder's becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by certain employee stock plans and by directors who are also officers); or

     - at or after the time in which that person became a 15% stockholder, the business combination is approved by our Board of Directors and authorized at a stockholders meeting by at least 2/3 of the outstanding voting stock not owned by the 15% stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by the 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or successors of these directors.

PREFERRED STOCK


     We have 25,000,000 shares of preferred stock authorized, all of which are undesignated. Our Restated Certificate of Incorporation authorizes our Board of Directors to issue preferred stock in one or more series and to determine the voting rights, dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock.


     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article IV of our Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series includes, but is not limited to, determination of the following:

     - the designation of the series of preferred stock;

     - the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

     - the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the date on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

     - the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

     - the redemption rights and price or prices, if any, for the shares of preferred stock;

     - any terms and the amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

     - any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

     - any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law;



     - whether the shares of preferred stock will be convertible or exchangeable into shares of our common stock or any other class of our capital stock, and, if convertible or exchangeable, the conversion exchange price or prices, and any other adjustment and other terms and conditions upon which the conversion exchange shall be made;


     - any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our Restated Certificate of Incorporation; and

     - any listing of the preferred stock on any securities exchange.

     Subject to our Restated Certificate of Incorporation and to any limitations imposed by any then outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences rights and qualifications, limitations or restrictions as the Board of Directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

                            SELLING SECURITY HOLDERS

     In addition to the common stock that Remington may sell for its own account, shares of our common stock may, from time to time, be sold by the selling security holders described below. The selling security holders offering shares of our common stock will be listed in the applicable prospectus supplement.

     No security holder may offer or sell shares of our common stock under this prospectus unless such security holder has notified us of his or her intention to sell shares of our common stock and a supplement to this prospectus listing such security holder has been filed with the SEC or an amendment to the related registration statement has become effective. We will supplement or amend this prospectus to include selling security holders upon request and upon the provision of all required information to us. The selling security holders may offer and sell, from time to time, any of the shares issued to them whether upon conversion of the notes, or, in the case of S-Sixteen Limited Partnership or its transferee, upon exercise of the warrants. Because the selling security holders may offer all or only some portion of the shares of common stock listed in the table, we make no estimate as to the amount or percentage of these securities that will be held by the selling security holders upon termination of the offering.

     The table in each applicable prospectus supplement with respect to selling security holders will list:

     - the name of each selling security holder which has provided us information to the date of the applicable prospectus supplement;

     - the number of shares of common stock or common stock equivalent beneficially owned by the security holder before the offering; and

     - the number of shares of common stock being offered for sale by that selling security holder.

     We will obtain the information in the table in each applicable prospectus supplement from the selling security holders identified in that table. Unless otherwise disclosed in the footnotes to the table, no selling security holder will have indicated that it has held any position, office or other material relationship with us or our affiliates during the three years prior to the offering. Except as otherwise indicated in the notes to the applicable table, no selling security holder will own in excess of one percent of any shares of common stock once the shares offered hereby are sold.

           HOLDERS OF 8 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     In December of 1992, we issued 8 1/4% Convertible Subordinated Notes Due 2002 in an original aggregate principal amount of $55,077,000. Because of provisions in the Indenture governing the notes requiring us to offer to buy back the notes in the event of a change in control of our Company, the aggregate principal of the notes currently outstanding is $5,880,000. We have the ability to redeem the notes in whole or in part at our option at any time at prices expressed as percentages of the principal amount, together in each case with accrued and unpaid interest to the date fixed for redemption. We can redeem the notes as of December 1, 2000, at 101.650% of the principal amount of the notes plus accrued and unpaid interest, and as of December 1, 2001, at 100.825% of the principal amount of the notes plus accrued and unpaid interest.

     The holder of any note has the right to convert the principal amount of the note into our common stock at the conversion price of $11.00 of principal amount of notes per share of common stock. No payment of interest will be made upon conversion of any note and the noteholder will lose any right to payment of interest on the notes surrendered for conversion. We have the ability to decrease the conversion price of the notes but at this time we have no intention of doing so.

     The following discussion regarding the federal income tax consequences of conversion of the notes is general. A holder of the notes should seek independent advice as to the tax consequences as to that particular holder. In general, no gain or loss should be recognized for federal income tax purposes upon the conversion of a note into our common stock except to the extent that cash is received in lieu of fractional shares, and the holder of a note converted to common stock should have a carry over basis in such shares, and the holding period of the common stock should include the holding period of the note.

     The payment of the principal of and premium, if any, and interest on the notes is subordinate to the prior payment in full of all senior indebtedness which generally consists of money borrowed by the Company evidenced by notes or other debt instruments, obligations under lease agreements for both real and personal property, obligations of the Company under letters of credit or surety bonds and obligations of the Company incurred in the ordinary course of business. Senior indebtedness does not include indebtedness to our subsidiaries. There are no restrictions against our creating indebtedness senior to the notes.

                               HOLDER OF WARRANTS

     As part of the merger between us and S-Sixteen Holding Company in December of 1998, we granted S-Sixteen Limited Partnership, the then-controlling entity of S-Sixteen Holding Company, warrants to purchase a total of up to 300,000 shares of our common stock at prices ranging from $7.00 a share to $11.00 a share. Warrants representing the right to purchase 100,000 of these shares at $7.00 per share have expired. Still outstanding are warrants to purchase 100,000 shares at $9.00 per share and warrants to purchase 100,000 shares at $11.00 per share. Under the terms of the Warrant Agreement governing the warrants, the warrant holders have requested that we register the shares subject to the warrants and include them in this prospectus and any applicable prospectus supplement. S-Sixteen Limited Partnership is controlled by J.R. Simplot of Boise, Idaho, who together with other Simplot controlled entities beneficially owns 5,831,028 shares of our common stock representing 27% of the common stock currently outstanding.

                              PLAN OF DISTRIBUTION

     We may sell the common stock:

     - through underwriters or dealers as named in the applicable prospectus supplement,

     - directly or through agents to investors or to institutional purchasers, or

     - through a combination of these two methods of sale.

     The prospectus supplement relating to any offering of the securities will set forth the offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the common stock and the net proceeds to us of such sale, any underwriting discounts, commissions or other items constituting discounts, commissions or other items allowed or reallowed or paid to dealers.

     If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions at a fixed price or prices that are subject to change, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the offered common stock if any are purchased. Any initial public offering price and any underwriting discounts, commissions or other items constituting underwriters' compensation may be changed from time to time.

     If a dealer is utilized in the sale of any shares of common stock, we will sell those shares to the dealer, as principal. The dealer may then resell those shares to the public at varying prices to be determined by the dealer at the time of resale.

     We may sell common stock directly to investors or one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified purchasers to purchase the common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts. The underwriters soliciting these contracts will have no responsibility for the validity or performance of any such contracts.

     The common stock offered pursuant to this prospectus and any prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. Any underwriters to whom we sell the common stock for public offering and sale may make a market in the common stock, but the underwriters will not be obligated to do so and may discontinue any market making activities at any time without notice. We cannot assure you that there will be an active trading market for our common stock.

     In connection with the distribution of the common stock, we may enter into hedging transactions with broker-dealers through which those broker-dealers may sell the common stock registered hereunder in the course of hedging, through short sales, the positions they assume with us.

     We may enter into agreements with any agents and underwriters who participate in the distribution of the common stock to reimburse them for certain expenses, to provide contribution to payments they may be required to make in any distribution, and to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933.

     Certain agents and underwriters and their associates may engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS


     Unless otherwise specified in a prospectus supplement relating to the Securities, certain legal matters with respect to the validity of the Securities will be passed upon for us by Andrews & Kurth L.L.P., Dallas, Texas, and for the underwriters, if any, by counsel to be named in the appropriate prospectus supplement.

                                    EXPERTS

     The consolidated financial statements incorporated by reference to the Remington Oil and Gas Corporation Form 10-K for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                               RESERVE ENGINEERS

     We have derived the estimates of proved oil and gas reserves and related future net revenues and the present value thereof as of December 31, 2000, 1999 and 1998, included in Remington's Annual Report on Form 10-K for the year ended December 31, 2000, from the reserve reports of Netherland, Sewell & Associates, Inc. and Miller and Lents, Ltd., our independent reserve engineers. We have incorporated all of that information by reference herein on the authority of Netherland, Sewell & Associates, Inc. and Miller and Lents, Ltd. as experts in such matters.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the distribution of the common stock covered by this registration statement. We will bear all costs except as otherwise indicated.


Registration fee under the Securities Act of 1933...........  $ 27,500
Printing and engraving expenses*............................   100,000
Legal fees and expenses*....................................    35,000
Accounting fees and expenses*...............................     2,800
Nasdaq listing fees*........................................    17,500
Miscellaneous*..............................................     5,000
                                                              --------
          Total.............................................  $187,800
                                                              ========


---------------

* Estimated solely for the purpose of this Item. Actual expenses may be more or less depending on the nature of the offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware, pursuant to which the Company is incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe that their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees or agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or some other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or indemnity insurance on behalf of its directors and officers. Article VII of the Company's Restated Certificate of Incorporation, as amended and restated, and Article VI of the Bylaws of the Company, as amended, provide, in general, that the Company may indemnify its directors, officers, employees or agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) to the full extent of Delaware law.

     The Company has purchased directors and officers liability insurance policy which insures, among other things, (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons while acting as directors and officers of the Company and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


           5.1           -- Opinion of Andrews & Kurth L.L.P. Re legality of shares*
          23.1           -- Consent of Andrews & Kurth L.L.P. (contained in Exhibit
                            5.1)
          23.2           -- Consent of Arthur Andersen LLP**
          23.3           -- Consent of Netherland, Sewell & Associates, Inc.**
          23.4           -- Consent of Miller and Lents, Ltd.*,#
          24.1           -- Power of Attorney (included on the signature page of the
                            Registration Statement filed on March 23, 2001)**


---------------


 * Filed herewith


** Previously filed


# Amends and supersedes exhibit previously filed


ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Registrant of expenses incurred or paid by a director, officer, controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on March 30, 2001.


                                            REMINGTON OIL AND GAS CORPORATION

                                            By: /s/ JAMES A. WATT
                                              ----------------------------------
                                                        James A. Watt
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                  /s/ JAMES A. WATT                    Director, President and Chief    March 30, 2001
-----------------------------------------------------    Executive Officer
                    James A. Watt

                 /s/ J. BURKE ASHER*                   Vice President/Finance           March 30, 2001
-----------------------------------------------------
                   J. Burke Asher

                /s/ EDWARD V. HOWARD*                  Vice President/Controller        March 30, 2001
-----------------------------------------------------
                  Edward V. Howard

                 /s/ DAVID H. HAWK*                    Director, Chairman of the        March 30, 2001
-----------------------------------------------------    Board
                    David H. Hawk

                                                       Director and Executive Vice
-----------------------------------------------------    President
                     Don D. Box

               /s/ JOHN E. GOBLE, JR.*                 Director                         March 30, 2001
-----------------------------------------------------
                 John E. Goble, Jr.

              /s/ WILLIAM E. GREENWOOD*                Director                         March 30, 2001
-----------------------------------------------------
                William E. Greenwood

               /s/ JAMES ARTHUR LYLE*                  Director                         March 30, 2001
-----------------------------------------------------
                  James Arthur Lyle

                 /s/ DAVID E. PRENG*                   Director                         March 30, 2001
-----------------------------------------------------
                   David E. Preng

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----


                                                       Director
-----------------------------------------------------
                  Thomas W. Rollins

                                                       Director
-----------------------------------------------------
                   Alan C. Shapiro

               *By:/s/ [JAMES A. WATT]
  ------------------------------------------------
                   [James A. Watt]
  (Pursuant to a power of attorney filed with this
      Registration Statement on March 22, 2001)

                               INDEX TO EXHIBITS



           5.1           -- Opinion of Andrews & Kurth L.L.P. Re legality of shares*
          23.1           -- Consent of Andrews & Kurth L.L.P. (contained in Exhibit
                            5.1)
          23.2           -- Consent of Arthur Andersen LLP**
          23.3           -- Consent of Netherland, Sewell & Associates, Inc.**
          23.4           -- Consent of Miller and Lents, Ltd.*,#
          24.1           -- Power of Attorney (included on the signature page of the
                            Registration Statement filed on March 23, 2001)**


---------------


 * Filed herewith


** Previously filed


# Amends and supersedes exhibit previously filed